Exhibit 23.1

CNB FINANCIAL CORPORATION

Form 10-K For The Year Ended December 31, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159941 on Form S-8 and Registration Statement Nos. 333-163047 and 333-166111 on Form S-3 of CNB Financial Corporation of our report dated March 9, 2012 with respect to the consolidated financial statements of CNB Financial Corporation and the effectiveness of internal control over financial reporting, which report is included in this Annual Report on Form 10-K of CNB Financial Corporation for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

March 9, 2012